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                                                       Exhibit 10(b)

                              SEVERANCE AGREEMENT

          This Severance Agreement dated as of August 16, 1996, by and between Interstate General Company L.P., a Delaware limited partnership (the "Company"), and Gregory G. Kreizenbeck, a resident of Maryland (the "Executive").

                             W I T N E S S E T H:

          WHEREAS, prior to June 18, 1996 the Executive was employed in the capacity of President and Chief Operating Officer of the Company; and

          WHEREAS, in connection with employment of the Executive, Executive and the Company entered into that certain Amended and Restated Employment Agreement dated as of January 15, 1996 (the "Employment Agreement"); and

          WHEREAS, effective as of June 18, 1996 the Executive resigned his positions with the Company and its affiliates; and

          WHEREAS, following such resignation, the Executive and the Company have reached mutual agreement regarding severance compensation and other terms and conditions relating to the termination of the Executive's employment with the Company which the parties wish to reflect by this Agreement;

          NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Resignation; Disposal of Units. The Executive hereby confirms that effective as of June 18, 1996, (the "Resignation Date") the Executive resigned from any and all positions as officer, director or otherwise that he may have held with the Company, Equus Gaming Company L.P. ("Equus") or any affiliate of any of the foregoing. The Executive further represents and warrants that as of the date hereof neither he, nor any member of his immediate family, beneficially owns any equity or debt securities issued by the Company, Equus or any affiliate of either.

          2.   Severance Compensation and Benefits.

               (a) For the six-month period ending December 18, 1996 (the "Ending Date"), the Company shall continue to pay the Executive semi-monthly payments of his base salary in effect on the Resignation Date, with the final such payment to be made on the next regularly scheduled payment date following the Ending Date, and prorated to compensate for the period between the preceding payment date and the Ending Date.

               (b) Upon execution of this Agreement, the Company shall pay the Executive for his unused, accrued vacation in the amount of $16,370.31.

               (c) If the Executive elects under COBRA to continue to receive Company provided medical and dental insurance benefits, the Company shall pay, with respect to insurance covering the period ending on the Ending Date, the Company share of insurance premiums payable under the Company's medical and dental insurance plan that would have been payable by the Company if the Executive had remained employed by the Company through the Ending Date. Any premiums payable by the Executive under such plan with respect to the period

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ending on the Ending Date shall be withheld from amounts payable under
Subsection (a) of this Section and paid by the Company. The Executive's rights with respect to medical and dental insurance benefits following the Ending Date shall be limited to rights under COBRA.

               (d) The Company hereby transfers to the Executive ownership of the Zaurus personal scheduler previously purchased by the Company for the Executive's business use.

               (e) Upon execution of this Agreement, the Company shall pay the Executive the amount of $21,635 to reimburse the Executive for legal fees incurred by the Executive in connection with the review and negotiation of the Employment Agreement.

               (f) Upon execution of this Agreement, the Company shall reimburse the Executive for expenses reflected on his previously submitted June expense report.

               (g) Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied.

          3.   Return of Company Materials.

          (a) The Executive represents that, except as set forth on Schedule 3 attached hereto, he has returned to the Company all Company Records (defined below) and all other items of personal property, including all Company credit cards, telephone cards, keys, identification cards and software, that were in the Executive's possession, custody or control on the Resignation Date and that were generated or acquired by the Executive for use in connection with his employment by the Company (collectively "Company Materials"). "Company Records" shall mean all copies of all written materials, notes, notebooks, minutes, letters, memoranda, books of account, litigation records, files, drawings, photographs, video recordings, audio recordings, electronically or magnetically stored data, charts, plans, specifications, maps and other documents relating to the Company or any of its affiliates, or any of their respective officers, personnel, customers, suppliers, contractors, counsel, accountants or other parties having any business relationship with the Company or any of its affiliates (collectively "Covered Persons"); provided, that, Company Records shall not include any written materials or other documents relating to the foregoing that have been made generally available to the public without violating any property rights of the Company. Notwithstanding the foregoing, Company Materials shall not include the personal scheduler referred to in Section 2 above or any personal property purchased by the Executive using his own funds and not reimbursed by the Company, but shall include all office furnishings currently remaining in the Executive's former office at the Company's headquarters.

          (b) Schedule 3 contains a complete and accurate list of all Company Materials, a copy of which has been retained by the Executive (the "Copied Materials"). The Company shall review the Copied Materials and within 30 days following the date hereof shall determine in good faith whether retention of

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Copied Materials by the Executive could be contrary to the best interests of the Company. Upon any request by the Company during such 30 day period. The Executive shall promptly surrender to the Company all copies, extracts, summaries, notes recorded in any form and within the Executive's possession, custody or control, of any Copied Materials so determined by the Company. During such 30 day period the Executive shall not disclose any of the Copied Materials to any person other than the Company or the Executive's Counsel.

          4. Effect on Employment Agreement. Effective as of the Resignation Date, except as otherwise provided in this Agreement:

               (a) The Executive hereby forever releases and discharges the Company and all of the Covered Persons from any and all obligations and/or claims under the terms of the Employment Agreement or otherwise related to or arising in connection with the Executive's employment by the Company, except for the obligations of the Company under this Agreement and under Section VIII (Indemnification) of the Employment Agreement and the obligations of the Company under the terms of that certain Amended and Restated Unit Application Rights Agreement dated as of March 16, 1995 as amended by the First Amendment thereto dated as of January 15, 1996 (the "Unit Agreement").

               (b) the Company hereby forever releases and discharges the Executive from any obligations under the Employment Agreement and arising out of the Executive's employment with the Company except for the obligations of the Executive (the "Incorporated Obligations") under Sections V.C. (Confidentiality), and V.E. (Noncompetition) thereof which such obligations are hereby incorporated and established as obligations under this Agreement; provided, however, that (even though the Company is not presently aware of any basis for any claim against the Executive), this release shall not release the Executive from liability to the Company for any criminal or tortious conduct.

          5. Additional Post-Resignation Obligations. In addition to complying with the Incorporated Obligations, the Executive agrees as follows:

               (a) the Executive, upon the Company's request, shall cooperate with the Company and use his best efforts, subject to reimbursement by the Company of the Executive's reasonable expenses, in bringing or defending any claim relating to activities of the Company prior to the Resignation Date, whether such claim be brought or defended in litigation, arbitration or other public or private hearing or proceeding;

               (b) the Executive shall indemnify and hold the Company and the Covered Persons harmless against any losses, liabilities or damages (including expenses and attorney's fees) arising from any breach by Executive of his obligations hereunder or under the Incorporated Obligations;

               (c) the Executive shall not make any public statement which has, or may be reasonably expected to have, the effect of disparaging the reputation or business of the Company or any of the Covered Persons and which would otherwise subject the Executive to civil liability under applicable law;


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               (d)  except to the extent of any claims not released pursuant to
          Section 4(a) above, the Executive shall never sue or threaten to sue or otherwise assert any claim against the Company or any Covered Person relating to the Executive's employment or service or with the Company or cessation of employment or service with the Company;

               (e) for a period of ten (10) years from the Resignation Date neither the Executive, his spouse, nor any of his affiliates will, directly or indirectly, without in each instance the prior written consent of the Company expressed in a resolution duly adopted by the Board of Directors of the managing general partner of the Company;

                    (i) purchase or otherwise acquire, or offer, propose or agree to purchase or otherwise acquire, or advise, encourage or assist in the acquisition of, any equity or debt securities of the Company or Equus or any of their affiliates or options or rights to acquire any such securities (collectively "Prohibited Securities");

                    (ii) act together with any other person for the purpose of acquiring, holding, voting or disposing of any Prohibited Securities; or

                    (iii) act alone or together with any person to acquire, or propose a business combination with, the Company or Equus, or to control or influence the management or policies of the Company or Equus;

provided, however, that nothing in this Subsection (e) shall prohibit the Executive from any future employment with the Company or any discussions regarding such prospective employment.

          5.   Arbitration.   Any dispute or controversy arising between the
Executive and the Company relating to this Agreement shall be submitted to private, binding arbitration, upon the written request of either the Executive or the Company, before a panel of three arbitrators, under the administration of and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of such dispute or controversy, the Company and the Executive shall independently and simultaneously select and identify one arbitrator each, both of whom must have no past or present familial or business relationships with the parties and must possess expertise in the area of compensation of senior management employees in the real estate industry. In the event that a party has not selected its arbitrator within 60 days of initiation of the arbitration, the AAA shall select such arbitrator. These two arbitrators shall jointly agree upon and select a third arbitrator who also possesses such credentials. These three arbitrators shall hear and decide the dispute or controversy by majority vote, and their decision and award shall be final and conclusive upon the parties, and their heirs, administrators, executors, successors, and assigns. The arbitrators shall have no power or authority to add to, subtract from, or otherwise modify the terms of this Agreement. Wherever the Commercial Arbitration Rules of the AAA conflict with the procedures set forth in this section, the terms of this section shall govern. The Executive and the Company agree that the arbitration must be initiated by personally delivering a statement of claim to the AAA and to the party against whom the claim is asserted no later than ninety (90) days after the basis of the claim becomes known, or reasonably should have been known or discovered, by the party asserting the claim. In the event arbitration is not initiated within such ninety (90) day period, such claim, dispute, or controversy shall be irrevocably time-barred. A judgment based

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upon such arbitration award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, any action brought by the Company seeking a temporary restraining order, temporary and/or permanent injunction, and/or a decree of specific performance of the terms of this Agreement may be brought in a court of competent jurisdiction without the obligation to proceed first to arbitration.

          7. Assignability and Binding Effect. The Executive may not assign this Agreement, or any obligation or rights hereunder, to any other person or entity without the express written consent of the Company. This Agreement shall be binding upon the Executive and his heirs, executors, administrators, and successors.

          8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (excluding the choice-of-law rules thereof).

          9. Captions. All captions contained in this Agreement are for convenience only and in no way define or describe the intent of the parties or specific terms hereof.

          10. Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions shall not be affected thereby and such invalid or unenforceable term shall be reformed to be enforced to the maximum extent permitted by applicable law.

          11. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. Except for the Unit Agreement, all prior negotiations or stipulations concerning any matter which preceded or accompanied the execution hereof are conclusively deemed to be superseded hereby. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director as may be specifically designated by the Board of Directors of the Company's managing general partner.

          12. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered by hand or facsimile transmission or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

          Interstate General Company L.P.
          222 Smallwood Village Center
          St. Charles, Maryland  20602
          Attention:  James J. Wilson

     If to the Executive:

          Mr. Gregory G. Kreizenbeck
          7460 Sedwick Court
          St. Leonard, Maryland  20685

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


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          13.  Remedies.

          (a) The Executive acknowledges and agrees that the Company would be irreparably damaged in the event that the Executive fails to perform any of his obligations under this Agreement in accordance with their specific terms. Accordingly, the Executive agrees that the Company, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any federal or state court in Maryland or other federal or state court having jurisdiction. The Executive further agrees that in the event that the Executive fails to perform any of his obligations under this Agreement in accordance with their specific terms, the Company shall have no further obligation to pay any amounts or provide the Executive any benefits provided for under the terms of this Agreement.

          (b) The Company acknowledges and agrees that the Executive would be irreparably damaged in the event that the Company fails to perform any of its obligations under this Agreement in accordance with their specific terms. Accordingly, the Company agrees that the Executive, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any federal or state court in Maryland or other federal or state court having jurisdiction. The Company further agrees that in the event that the Company fails to pay to Executive the compensation and benefits provided under Section 2 of this Agreement in accordance with their specific terms, the release and discharge by the Executive of the Company pursuant to Section 4(a) of this Agreement shall be null and void.

          14. Execution. The parties represent that they have the capacity and authorization, whether it be personal or by the Board of Directors of the managing general partner of the Company to execute this Agreement and shall be legally bound hereby. Further, the Executive represents that he has read and fully understands this meaning and intent of this Agreement and has had a opportunity to review it with counsel.

          15.  Counterparts.  This Agreement may be executed in counterparts.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first set forth below.


                                   INTERSTATE GENERAL COMPANY L.P.

                                   BY:  INTERSTATE GENERAL
                                        MANAGEMENT CORPORATION, its
                                        managing general partner

Date:  August 20, 1996             /s/ John E. Hans
     ------------------            --------------------------------
                                   By:  John E. Hans
                                        Senior Vice President


Date:  August 21, 1996             /s/ Gregory G. Kreizenbeck
     ------------------            --------------------------------
                                   Gregory G. Kreizenbeck